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                                                                   EXHIBIT 10.11

                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (this "Agreement"), effective as of December 29, 2005 (the "Effective Date"), by and between AVETA INC., a Delaware corporation (the "Company"), and DANIEL E. STRAUS ("Executive").

          WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its stockholders to foster the employment of Executive by the Company during the term of this Agreement;

          WHEREAS, Executive desires to accept such employment with and participation in the ownership of the Company and to enter into this Agreement; and

          WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

          1. Term Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement shall be effective for a period (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term") commencing on the Effective Date and ending on December 31, 2008 (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one year periods (the "Additional Terms"), unless, at least 365 days prior to the end of the Original Employment Term or the then Additional Term, the Company or Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

          2. Position.

               (a) Executive shall serve as the Chairman of the Board of Directors of the Company (the "Board"). In such position, Executive shall have the right to exercise general supervision and oversight over the business and affairs of the Company and, in addition, shall have the right to exercise such additional powers and authority of a senior executive in a similar position as shall be determined from time to time by the Board. Executive shall report to the Board.

               (b) The Company recognizes that Executive is engaged in other business and undertakings outside his employment with the Company that will require a substantial part of his business time. During the Employment Term, Executive will devote that part of his business time necessary for the performance of his duties hereunder. Notwithstanding the foregoing, Executive may only participate in such other business and undertakings so long as such business and undertakings do not materially interfere with the performance of his duties hereunder.

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          3. Base Salary. During the Employment Term, the Company shall pay
Executive a base salary (the "Base Salary") at the annual rate of $500,000 for the first 12 months of the Employment Term, $550,000 for the second 12 months thereof, and $600,000 for the third 12 months of the Employment Term, payable in regular installments in accordance with the Company's usual payroll practices. Thereafter, Executive's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board (or such committee).

          4. Bonus. During the Employment Term, Executive shall be afforded the opportunity to earn such annual bonuses as may be approved by the Board (or a committee thereof) based on goals determined by the Board (or a committee thereof) and communicated to Executive in writing (each year's award granted pursuant to this Section 4 shall hereinafter be referred to as the "Bonus"). Executive shall have the opportunity to earn an annual target Bonus measured against objective financial criteria to be determined by the Board (or a committee thereof) of at least 100% of Base Salary.

          5. Employee Benefits.

               (a) During the Employment Term, Executive shall be entitled on terms comparable to the other senior executives of the Company to participate in any employee health, insurance, 401 (k), pension or other benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements.

               (b) Executive shall be entitled to four weeks of annual paid vacation, which vacation shall be taken in accordance with the Company's vacation policy for the Company's senior executives. Executive shall also be entitled to all paid holidays that the Company makes available to its employees.

               (c) The Company shall provide Executive with (or reimburse Executive for) (i) an automobile (make and model to be selected by Executive) and driver, gasoline, tolls, insurance, repairs and maintenance therefore and
(ii) an office (as designated by Executive) and full-time administrative assistant.

          6. Business Expenses. During the Employment Term, all business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company, including all travel expenses (as such travel is determined by Executive).

          7. Termination. Notwithstanding any other provision of this Agreement:

               (a) For Cause by the Company. The Employment Term, and Executive's employment hereunder, may be terminated at any time by the Company for "Cause" upon delivery of a "Notice of Termination" by the Company to Executive. For purposes of this Agreement, "Cause" shall mean: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or other crime involving moral turpitude, (ii) Executive's fraud or intentional misapplication or misappropriation of Company funds, (iii) the willful or continued failure of Executive to perform Executive's material duties hereunder (other than as a result of physical or mental illness), after reasonable advance written notice from the Board


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specifying such failure by the Executive and the Executive's not having cured such failure, or (iv) in carrying out the Executive's duties, hereunder, Executive having engaged in conduct that constitutes gross negligence or willful misconduct, unless Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company. If Executive is terminated for Cause pursuant to this Section 7(a), he shall be entitled to receive only his Base Salary through the date of termination and any earned but unpaid Bonus for any calendar year preceding termination. All other benefits, if any, due Executive following Executive's termination of employment for Cause pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company.

               (b) Disability or Death. The Employment Term, and Executive's employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 90 consecutive days or 120 days during any consecutive six month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as "Disability"). Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive (a) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs, and (b) his Base Salary through the date of termination. All other benefits, if any, due Executive following Executive's termination for Disability or death pursuant to this
Section 7(b) shall be determined in accordance with the plans, policies and practices of the Company.

               (c) Without Cause by the Company; Non-Renewal by the Company. The Employment Term, and Executive's employment hereunder, may be terminated at any time by (1) the Company without Cause, for any reason or no reason upon delivery of a "Notice of Termination" by the Company to Executive or (2) Executive for "Good Reason" upon delivery of a "Notice of Termination" by Executive to the Company. If Executive is terminated without Cause pursuant to this Section 7(c) or if the Company delivers a notice of non-renewal pursuant to Section 1 or if Executive terminates this Agreement for Good Reason, he shall be entitled to receive (x) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs, (y) a pro rata amount of the target Bonus for the year in which termination occurs (such Bonus on a prorated annual basis not to be less than the amount of Bonus paid in the prior year) for such elapsed period of the calendar year up until the date of termination on the proposed termination date specified in the Notice of Termination, and (z) his Base Salary until the later of (i) the then scheduled expiration of the Employment Term or
(ii) the date that is six months after the proposed termination date specified in the Notice of Termination; provided that any unpaid amounts shall be paid in a lump sum no later than two and one-half months after the end of the later of the fiscal or calendar year in which the termination occurs. All other benefits, if any, due Executive following Executive's termination without Cause or for Good Reason pursuant to this Section 7(c) shall be determined in accordance with the plans, policies and practices of the Company.

               (d) Voluntary Resignation. The Employment Term, and Executive's employment hereunder, may be terminated at any time by Executive for any reason upon delivering a "Notice of Termination" by Executive to the Company. Upon termination of Executive's employment hereunder by voluntary resignation, Executive shall be entitled to


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receive (i) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs, and (ii) his Base Salary through the date of termination. All other benefits, if any, due Executive following termination of Executive's employment by voluntary resignation pursuant to this Section 7(d) shall be determined in accordance with the plans, policies and practices of the Company.

               (e) Notice of Termination. Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 10(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive's employment shall be the date so stated in the Notice of Termination.

               (f) Release. Any and all amounts payable and benefits or additional rights provided to Executive upon termination of employment shall only be payable if Executive delivers to the Company and does not revoke a general release of claims reasonably acceptable to the Company and to the Executive.

               (g) Good Reason. "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events, which is not cured to Executive's satisfaction within ten days after written notice from Executive to the Company:

                    (1) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive is permitted to engage in hereunder;

                    (2) any purported termination of Executive's employment which is not effectuated pursuant the express terms and provisions hereof; or

                    (3) the failure of the Company to obtain the assumption of this Agreement from any successor, whether by merger, consolidation or otherwise, and including any purchaser of all or substantially all of the Company's assets.

     An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

          8. Restrictive Covenants. (a) Executive will be a key representative of the Company, or any of its subsidiaries or successors (collectively, the "Company Group") and will


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possess unique knowledge of the Company Group and its operations. The future prospects of the Company Group are dependent in significant part on Executive's knowledge, contacts and efforts and in the course of Executive's employment relationship Executive will represent the Company Group in its dealings with payors, providers, customers, suppliers and employees, and the competitive survival and goodwill of the Company Group will be dependent upon its maintaining favorable relations with payors, providers, customers, suppliers and employees. The provisions contained in this Section 8 are required to preserve such future prospects. Except as provided below, during the Employment Term and for a period of six months thereafter (the "Restricted Period"), Executive shall not without the prior written consent of the Board, either directly, indirectly, separately or in association with others:

          (i) engage in the operation of or have any financial interest in (whether as an officer, employee, partner, owner, lender, shareholder, member, operator, consultant or otherwise) any person, firm, corporation or business that itself engages in, or through a subsidiary or affiliate engages in, any element of the Business; or

          (ii) solicit, accept, or conduct, or cause or encourage others to solicit, accept or conduct Business with any person who, during the Employment Term or the one year period prior to the date hereof was a customer or with or to whom the Company or any other member of the Company Group made a proposal or offer as a potential provider to, customer of, or payor to, the Company or any other member of the Company Group; or

          (iii) employ, attempt to employ, or cause or encourage others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Company or any other member of the Company Group, on the one hand, and any of its officers, managers, partners, directors, employees, customers, providers, payors, suppliers or agents, on the other hand; or

          (iv) directly or indirectly advise or encourage any director, officer, manager, employee, agent, consultant or representative or client of, or vendor or supplier to the Company or any other member of the Company Group to terminate his, her or its relationship with the Company or any other member of the Company Group or to reduce the amount of business it does with the Company or any other or any other member of the Company Group.

               (b) Miscellaneous.

          (i) Nothing in this Agreement shall prohibit Executive from owning five percent (5%) or less of the issued and outstanding securities of a company which is engaged in the Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System.


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          (ii) If any portion of the covenants set forth in this Section 8 above shall be held unreasonable because of the term, geographic zones, activities or services, or other matters covered thereby, the covenants shall nevertheless be enforced in such reduced scope or form as may be determined by an arbitrator.

          (iii) Executive acknowledge that the Company would not enter into this employment relationship without the assurance that Executive will not engage in any of the activities prohibited by this Sections 8 or 9 for the periods set forth herein.

          (iv) Executive agree to restrict his actions as provided for in this
               Section 8 and further acknowledge that the scope and duration of the restrictions set forth in this Section 8 are reasonable in light of the specific nature and duration of the employment relationship and the payments Executive are receiving pursuant to the terms of this Agreement, which payments benefit Executive directly.

          (v) For purposes of any provision of this Section 8, "directly or indirectly" means in Executive's individual capacity for Executive's own benefit or for the benefit of any other person, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person whatsoever.

          (vi) Executive acknowledges and agrees that, by virtue of Executive's position, services and access to and use of Confidential Information (defined below), any violation by Executive of any of the undertakings contained in this Section 8 or Section 9 would cause the Company and other members of the Company Group immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, Executive agree that in the event of Executive's breach or threatened breach of any said undertakings, the Company and other members of the Company Group will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).

          (vii) The rights and remedies provided for in this Section 8 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. If the final judgment of an arbitrator declares that any provision of this Section 8 is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or


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               unenforceable provision, and the provisions of this Section 8 shall be enforceable as so modified.

          (viii) Executive understands that the provisions of this Section 8 may limit Executive's ability to earn a livelihood in a business similar to the Business but nevertheless agree and hereby acknowledge that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevents Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

               (c) For purposes of this Section 8, "Business" shall mean any business that operates in any of the following businesses in the Commonwealth of Puerto Rico or in any county in which a member of the Company Group operates or has applied to operate during the Employment Term: (i) a health plan (a "Health Plan") authorized pursuant to the Medicare Advantage program or (ii) a business that (x) operates or manages Health Plan(s), (y) performs or arranges for medical services for Health Plans (either on a capitated, risk sharing or fee for service basis) and/or (z) provides services to or on behalf of Health Plans in the areas of medical management, risk adjustment, medical network operations or administration; plan design, pricing, utilization or quality control. "Business" shall expressly not include the ownership, operation, leasing, management, financing, developing or otherwise dealing with skilled nursing facilities, assisted living facilities and all businesses and enterprises ancillary or incidental thereto.

          9. Confidentiality. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any "Confidential Information" (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company or its affiliates, or any "Personal Information" (as defined below); provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (a) promptly notify the Company of such order, (b) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (c) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 9, (i) "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof) and (ii) "Personal Information" shall mean any information


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concerning the personal, social or business activities of the officers, directors, principals, shareholders, agents and employees of the Company or its affiliates. Upon termination of Executive's employment with the Company and its affiliates, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. Notwithstanding the foregoing, Confidential Information and Personal Information shall not include information which (a) at the time of its disclosure is in the public domain or otherwise freely available to Executive and other third parties without violation of this Agreement, (b) after its disclosure is published or otherwise becomes part of the public domain without violation by Executive of the terms of this Agreement (but only after, and only to the extent that, it is published or otherwise has become part of the public domain) or (c) after the date hereof becomes lawfully available to Executive from any third party not then under any obligation of non-disclosure to the Company.

          10. Certain Additional Payments by the Company.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section ) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (I) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

               (b) Subject to the provisions herein, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm mutually acceptable to Executive and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by Executive or the


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Company (collectively, the "Determination"). All fees and expenses of the
Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. The parties recognize that as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          11. Reimbursement of Expenses.

               (a) The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by him in connection with the execution and delivery of this Agreement.

               (b) If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the Citibank, N.A. prime rate from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.


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          10. Miscellaneous.

               (a) Acceptance. Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

               (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws provisions.

               (c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof (excluding the Employment Agreement by and among Aveta Health, Inc. and Executive dated as of January 1, 2003). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto (it being agreed that any amendment to this Agreement must be approved by a majority of the members of the Board, excluding Executive and/or Joseph D. Mark if the same are then members of the Board). Sections 8 and 9 survive the termination of Executive's employment with the Company, except as otherwise specifically stated therein. Any provision in this Agreement (or any agreement or arrangement referenced herein) that is inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), including the timing of any payment, shall be deemed to be amended to comply with Section 409A of the Code in the manner most favorable to the Executive.

               (d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               (f) Assignment. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.


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               (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

          If to Executive, to:

          Daniel E. Straus
          c/o CareOne, LLC
          173 Bridge Plaza North
          Fort Lee, New Jersey 07024
          Facsimile Number: (201) 242-4030

          If to the Company, to:

          Aveta Inc.
          173 Bridge Plaza North
          Fort Lee, New Jersey 07024
          Facsimile Number: (201) 346-8420
          Attention: General Counsel

               (h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (i) Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement or Executive's employment with the Company, other than injunctive relief under Section 8 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. The arbitrator shall not have the authority to award punitive or exemplary damages.


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

               (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        /s/ Daniel E. Straus
                                        ----------------------------------------
                                        DANIEL E. STRAUS


                                        AVETA INC.


                                        By: /s/ Joseph D. Mark
                                            ------------------------------------
                                            Joseph D. Mark, Chairman of the
                                            Executive Committee


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